CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603


                         March 19, 2002




Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532


     Re:          The First Trust Combined Series 273

Gentlemen:

     We have served as counsel for Nike Securities L.P., as Sponsor and Depositor of The First Trust Combined Series 273, in connection with the preparation, execution and delivery of a Trust Agreement dated March 19, 2002 among Nike Securities L.P., as Depositor, JPMorgan Chase Bank, as Trustee, Securities Evaluation Service, Inc., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor, pursuant to which the Depositor has delivered to and deposited the Bonds listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In  connection  therewith, we have examined  such  pertinent records  and  documents  and matters of law  as  we  have  deemed
necessary  in  order  to  enable  us  to  express  the   opinions
hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

      1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

      2. the certificates evidencing the Units in the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-22617) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                      Respectfully submitted,


                                      CHAPMAN AND CUTLER
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